Press Release	TetriDyn Solutions, Inc

TetriDyn Solutions, Inc. Introduces Charge Catcher
At Bear Lake Memorial and Steele Memorial Hospitals

Pocatello, ID. (Marketwire) – 06/28/2010.  TetriDyn Solutions, Inc. (OTCBB: TDYS), a multi-channel technology innovator in the Information Technologies sector, announced today that it has delivered its latest revenue and business process improvements tool targeted specifically for hospital environments - Charge Catcher.

Charge Catcher enables hospitals to improve their revenue generation by identifying lost charges in an accurate and timely manner.  Hospitals can improve their revenue by reviewing and correcting the identified and missed charges quickly and accurately.  Charge Catcher uses a combination of rule-based logic and artificial intelligence techniques to detect potential missing charges before the patient bill is generated.

Bear Lake Memorial Hospital increased its earnings by more than one percent of gross revenues in its first full year of using Charge Catcher.  Bear Lake Memorial Hospital also found additional benefits of using Charge Catcher included lower administrative costs due to fewer re-billings, improvements in departments’ billings and procedures, and enhanced levels of compliance.  TetriDyn has also recently signed a contract with Steele Memorial Medical Center to implement the latest version of Charge Catcher in their facility so that they can begin to appreciate increased revenues as well.

In addition, past charges can be reviewed in the initial stages of deployment to recoup lost revenue from previous billing cycles as much as one year later.  Charge Catcher has been proven to incrementally increase revenue reimbursement, improve billing accuracy, and reduce business office expenses.

Dave Hempstead, CEO of TetriDyn Solutions, commented, "We are excited to be delivering to our customers a product that generates added revenue on a daily basis.  The Charge Catcher tool creates revenue improvements for hospitals and reduces accounts receivable days throughout the revenue cycle.”

For more information about Charge Catcher, visit www.chargecatcher.com.

About TetriDyn Solutions, Inc.

TetriDyn Solutions, Inc. (OTCBB: TDYS) specializes in providing business information technology (IT) solutions to its customers. TetriDyn Solutions optimizes business and IT processes by utilizing systems engineering methodologies, strategic planning, and system integration to add efficiencies and value to its customers' business processes and to help its customers identify critical success factors in their business.  For more information about the company, visit www.tetridyn.com.

For Further Information:
Phone 208-232-4200
Public Relations
TetriDyn Solutions, Inc.